Exhibit 99.70

Press Release
Available for Immediate Publication: February 27, 2009

First National Bank of Northern California Announces Participation in the U.S. Treasury Capital Purchase Program

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced it has received $12,000,000 through the sale of the Company’s newly authorized Preferred Stock under the U.S. Department of the Treasury’s Capital Purchase Program. The Board of Directors approved the issuance of $12,000,000 dollars in senior preferred shares of FNB Bancorp and the issuance of a warrant covering another $600,000 in warrant preferred shares under standardized terms as described in the U.S. Department of the Treasury’s term sheet for private banks which is available on the U.S. Treasury’s website.

          “FNB Bancorp and our wholly owned subsidiary, First National Bank of Northern California, maintain strong capital positions and are “well-capitalized” by regulatory standards. We are financially secure and continue to actively work with any borrower that is having problems making their payments. Management and the Board carefully deliberated whether it was in the best interest of our shareholders and our customers to accept TARP funds that were made available to us by the U.S. Treasury. We concluded that accepting TARP funds makes sense so long as the funds are used as intended by Congress, which means the Bank will use this capital to increase our current lending volumes and to become part of the solution to the credit and liquidity problems that continue to play a part in our country’s current recession,” stated Tom McGraw, Chief Executive Officer.

          The following table provides information relative to FNB Bancorp’s capital positions, on a proforma basis, with and without the TARP program’s CPP funds.

Capital Ratios	Well-capitalized Regulatory Standards	12/30/08 Actual	12/30/08 With Additional CPP Funds

Tier 1 Leverage	5%	9.70%	11.30%
Tier 1 Risk Based	6%	10.67%	12.61%
Total Risk Based	10%	11.86%	13.80%

          The money received under TARP through the CPP is not a government handout. There are significant costs we are required to pay. We will also be subjected to increased governmental scrutiny and contractual requirements that can be altered unilaterally at any time by the U.S. Treasury. For their investment, the U.S. Treasury will receive:

•	12,000 shares of senior preferred stock with a 5% coupon for 5 years and 9% thereafter. The shares have a liquidation value of $1,000 per share and these shares must be redeemed after ten years.

•

Warrant to purchase 600 shares of warrant preferred stock with a 9% stated coupon that has a liquidation value of $1,000 per share and a purchase price of $0.01 per share. The U.S. Treasury will purchase these shares immediately as part of this transaction.

          “If these shares remain outstanding for three years, the U.S. Treasury will receive an all-in dividend yield of 6.83%, which is significant. Given this cost, management and the Board of Directors elected to participate in this program in order to be able to provide our customers with additional credit and liquidity that might not otherwise be available to them. We cannot tell you what the magnitude or the duration of the current economic downturn will be. What we can tell you is that our family bank is a safe and well capitalized institution that believes in the value of prudent lending within our market area. The additional capital from the U.S. Treasury should allow us to expand our existing lending abilities at a time that our customers need the money,” stated Tom McGraw.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.